EXHIBIT 99.1

AEGION CORPORATION REPORTS THIRD QUARTER 2013
NON-GAAP DILUTED EARNINGS PER SHARE FROM
CONTINUING OPERATIONS OF $0.44

•	North American Water and Wastewater third quarter operating income grew 64.2 percent year over year to $10.3 million. Operating margins expanded 270 basis points to 10.8 percent.

•	Energy and Mining third quarter non-GAAP[1] operating income declined $6.3 million year-over-year to $15.1 million, including the impact of an earnout reversal in both periods.

•	International Water and Wastewater improved non-GAAP operating income by $2.5 million from the third quarter of 2012.

•	Commercial and Structural third quarter non-GAAP operating income declined $3.4 million year-over-year to a reported loss of $0.9 million.

•
Consolidated backlog as of September 30, 2013 was $714.6 million. North America Water and Wastewater backlog reached $241.7 million, a new anticipated record high. Brinderson backlog was an estimated $209.2 million based on next 12 months maintenance contract revenues and other signed contracts.

St. Louis, MO - October 29, 2013 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the third quarter and first nine months of 2013. Excluding one-time items defined as non-GAAP, net income from continuing operations in the third quarter totaled $17.0 million, or $0.44 per diluted share, compared to $20.4 million, or $0.51 per diluted share, in the prior year quarter. Net income from continuing operations for the first nine months of 2013 was $34.0 million, or $0.87 per diluted share, compared to net income of $41.0 million, or $1.04 per diluted share, in the first nine months of 2012.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “While our North American Water and Wastewater business performed exceptionally well in the third quarter, results from our Energy and Mining and Commercial and Structural businesses did not meet expectations. Each of our businesses will execute the schedule of project activity needed to deliver strong performance in the fourth quarter, while lower than expected results in the third quarter require a modest reduction in our full year non-GAAP diluted earnings per share guidance to $1.45 to $1.50, excluding the expected $0.08 to $0.10 per share contribution from Brinderson. Successful execution of our initiatives will give us the opportunity to end the year above this range.”

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release begins on page 13. Consolidated third quarter 2013 non-GAAP results exclude a $4.2 million pre-tax charge, or $0.06 per diluted share, for acquisition-related expenses and redemption of debt fees. The first nine months of 2013 contain non-GAAP net charges totaling $2.5 million, or $0.06 per diluted share, for (i) acquisition-related charges, (ii) a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH, (iii)redemption of debt fees and (iv) a non-cash write down of the Company’s investment in Bayou Coatings LLC.

Fourth Quarter and Full Year Outlook

The outstanding third quarter performance by our North American Water and Wastewater business has provided momentum for the final quarter of the year. Although the potential for adverse weather late in the year could limit cured-in-place pipe installation activity, a record backlog of $242 million and the production schedule for October and November are positive signs that this business will be a key catalyst for Aegion’s performance in the fourth quarter, finishing 2013 with expected full year revenues of $345 to $350 million and operating margins in the range of 8 to 9 percent.

The general contractor for the Saudi Arabia Wasit gas field project once again altered the offshore schedule preventing CRTS from executing planned pipe weld coating activities in the third quarter. The revised schedule calls for the offshore installation of the 36-inch trunk pipelines to resume in November, nearly three months later than the previous plan. The result of this scheduling change is a reduction in the contribution from this project for the third and fourth quarters, shifting a majority of the remaining profit contribution into 2014. In the third quarter of 2013, Aegion recognized a $2.8 million reversal of the earnout as negotiated in the CRTS acquisition because of this delay. North America and the Middle East remain the primary Energy and Mining markets driving expected performance in the fourth quarter for United Pipeline Systems and Corrpro. The fourth quarter is traditionally a strong period for Bayou's Canadian pipe coating operations ahead of the winter construction season. Given the delay in the CRTS/Wasit project and soft market conditions in the Gulf of Mexico, South America, and Mexico, full year 2013 revenues for Energy and Mining will likely be in the range of $465 to $470 million with operating margins of 9 to 10 percent, excluding the contribution from Brinderson. Brinderson got off to a good start in the third quarter contributing $47.9 million in revenues and gross profit of $8.5 million. Brinderson has a strong backlog position for the fourth quarter supporting expectations for revenue contributions in the second half to be approximately $115 million at mid-teens gross margins.

The fourth quarter is expected to be the most profitable quarter for the International Water and Wastewater segment as the European business traditionally has a strong quarter to conclude the year and progress on several key projects in Australia and Malaysia supports an anticipated operating profit for the Asia-Pacific business - the first in several years. Full year 2013 outlook for the International Water and Wastewater segment is to deliver operating income in the $3 million to $4 million range for the European segment, while operating income in the Asia-Pacific region is expected to be a modest loss of approximately $1.0 million.

Commercial and Structural’s North America business struggled to build momentum in the US during the third quarter. There were four main reasons for this: (1) lower workable backlog at the beginning of the quarter from a stall in sales activity that is being addressed by the ongoing investment in our sales organization; (2) project performance issues from inadequate cost estimation on several key projects in late 2012; (3) customers are taking more time to finalize the award of new contracts and issuing work releases; and (4) certain delays in the setup of new projects in hand, which delayed project execution. Investments to enhance our sales organization are beginning to payoff as the bid table for near term opportunities approached $100 million at the end of the third quarter compared to $40 million at June 30, 2013. Our efforts to enhance the sales organization will continue in the coming months to properly resource and align the organization in its primary end markets: pipelines, buildings and transportation. The second phase of our strategic investments has been accelerated to institute best-in-class project management to ensure consistency in execution on all projects. Global backlog for Commercial and Structural was $48.2 million as of September 30, 2013. We expect a return to profitability in the fourth quarter.

Mr. Burgess commented, “We’ve stated our intention since the acquisition of the Fyfe businesses to make the necessary investments to expand our leadership position in the rapidly growing global fiber-reinforced polymer market. Although these enhancements to our operations have taken more time to complete, we are committed to these markets and believe in their growth potential. The lower than expected results in the third quarter are expected to result in full year 2013 global Commercial and Structural revenues of between $75 to $80 million with gross margins of 35 to 40 percent. We expect a return to profitability in the fourth quarter and view 2014 as a year for Commercial and Structural to recover and grow from 2013. We believe this business can grow revenues 20 to 25 percent annually over the longer term and achieve gross margins in the range of 35 to 40 percent.”

“The foundation for our growth strategy is the sustainable end markets for our technologies and services in North America, the Middle East, South America and portions of Asia. The demand for energy remains favorable as does the outlook for commercial and industrial structural rehabilitation. We are well positioned in North America and Asia-Pacific for consistency and cash generation in the water and wastewater rehabilitation markets. Although we have not completed our 2014 budget planning process, our existing backlog for 2014 together with 2013 opportunities that have recently shifted into 2014 form a solid foundation for growth. Our expectation is to build on that foundation with prospects in our water and wastewater businesses, significant growth prospects for Brinderson and continued strength in strategic elements of our Energy and Mining platform, most notably Corrpro and United Pipeline Systems.”

Consolidated Highlights

Third Quarter 2013 versus Third Quarter 2012

Revenues increased $44.8 million, or 17.0 percent. Brinderson contributed $47.9 million in revenues in its first quarter as part of Aegion. North American Water and Wastewater revenues increased $18.2 million from increased volume across all geographies. Partially offsetting the increase was a $10.9 million decrease in revenues from our Bayou Coatings operations in New Iberia, Louisiana due to a lull in pipe coating project activity for the oil and gas market in the Gulf of Mexico. Revenues for United Pipeline Systems declined $9.7 million due to the near completion of the large Moroccan project begun last year and curtailment in capital and maintenance spending in the South American mining sector and the Mexican oil and gas market. Revenues for the Commercial and Structural platform were down $3.1 million due to lower workable backlog and customer driven project delays in North America and Asia.

Gross profit increased 10.3 percent, or $6.5 million, to $69.4 million. Brinderson contributed $8.5 million. North American Water and Waster increased gross profit by $4.2 million. The International Water and Wastewater segment increased gross profit by $2.2 million from improved project activity in Australia and Malaysia and a reduction in the 2012 losses in Singapore. United Pipeline Systems saw gross profit decline from the near completion of the large Moroccan project and a curtailment in market activity in Mexico and South America. The soft market conditions in 2013 for pipe coating activities supporting oil and gas development in the Gulf of Mexico had a negative impact on gross profit for Bayou in New Iberia, Louisiana as there was insufficient pipe volume to absorb plant fixed costs. Gross profit for the Commercial and Structural platform declined $3.3 million, primarily from challenges in North America. Consolidated gross margins declined by 130 basis points because of lower margin contribution from Brinderson, lower margins associated with the Moroccan project and a lack of higher margin projects from the prior year at Bayou and pipeline strengthening and rehabilitation projects for Commercial and Structural.

Operating expenses increased $5.6 million, or 13.2 percent. Brinderson added $5.9 million to operating expense. United Pipeline Systems increased operating expense by $0.4 million to support international expansion and provide additional support to the Moroccan project. Corrpro realized cost savings from ongoing initiatives to enhance sales and operational efficiencies. North American Water and Wastewater operating expenses decreased significantly as a percent of revenue because of efficiency gains achieved over the last two years through project management along with operational and administrative realignment. Operating expenses in International Water and Wastewater have been steady as new investments to improve operational management have been offset by savings from the reduced operations in Singapore and realignment of operations in certain European countries. Operating expenses as a percent of revenue for Commercial and Structural increased as a result of continued investments to build the infrastructure necessary to achieve our growth objectives.

The Company reversed a $2.8 million earnout liability in the third quarter of 2013 to reflect the high probability that CRTS will not achieve its negotiated EBITDA target in 2013 because of the delay in the Wasit project. This compares to a $6.9 million reversal in the third quarter of 2012 largely due to a previous delay in the same project. The earnout reversal in the consolidated statements of operations directly impacts the year-over-year comparison for the Energy and Mining platform.

On a non-GAAP basis, operating income decreased 11.5 percent to $24.3 million. The North American Water and Wastewater segment improved operating performance by $4.0 million, while International Water and Wastewater reduced its operating loss by $2.5 million. Offsetting the improved performance was an operating income decline in our Energy and Mining and Commercial and Structural platforms of $6.3 million and $3.4 million, respectively.

Cash Flow

Net cash flow provided from continuing operations in the first nine months of 2013 was $41.6 million, or 111.5 percent of income from continuing operations, compared to $57.8 million in the first nine months of 2012. The decrease in operating cash flow from 2012 to 2013 was primarily related to slower than anticipated cash collections in the first half of the year from customer-directed project delays across several businesses and lost production days in the first half of 2013 from severe weather. We used $12.6 million of working capital during the nine-month period ended September 30, 2013 compared to $2.8 million used in the comparable period of 2012. Cash collections improved significantly in the third quarter and we expect further improvement in the fourth quarter. Also, in the first nine months of 2013, we incurred $4.2 million in acquisition-related expenses compared to $2.6 million in the first nine months of 2012.

Net cash flow used in investing activities in the first nine months of 2013 was $144.2 million compared to $72.7 million used in the first nine months of 2012. The increase in cash used in 2013 was primarily the result of the third quarter 2013 purchase of Brinderson (for a purchase price of $143.8 million, net of $3.8 million in cash acquired). Also in 2013, we received $18.3 million during the second quarter in connection with the sale of our fifty percent interest in the German joint venture. 2012 capital expenditures of $33.7 million, net of partner payments, reflected a significant investment for our coating facilities in Louisiana and Canada. Capital expenditures in 2013 are expected to be approximately $30 million. Also in 2012, we recorded purchases of Fyfe Asia (for a net purchase price of $39.4 million) and Fyfe Latin America (for a net purchase price of $3.0 million).

Net cash flows from financing activities provided $112.7 million during the first nine months of 2013 compared to $12.4 million provided in the first nine months of 2012. During 2013, we entered into a new credit facility and borrowed $147.6 million (gross purchase price) to fund the purchase of Brinderson and used $5.0 million for facility financing fees. During 2012, we borrowed $26.0 million to fund the purchase of Fyfe Asia and for working capital and joint venture investments. In the first nine months of 2013, we used $19.0 million to repurchase 833,552 shares of our common stock through open market purchases and in connection with our equity compensation programs, as compared to $6.4 million to repurchase shares in the first nine months of 2012.

Net cash flow for the first nine months of 2013 was a $7.0 million use of cash.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited in millions)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Energy and Mining (1)	$172.5	$193.0	$240.8	$246.9
North American Water and Wastewater	241.7	221.1	185.0	167.3
International Water and Wastewater	43.0	44.1	56.6	55.6
Commercial and Structural	48.2	52.2	50.8	46.7
Total hard backlog	505.4	510.4	533.2	516.5
Brinderson (2)	209.2	—	—	—
Total backlog	$714.6	$510.4	$533.2	$516.5
(1)All periods presented exclude Bayou Welding Works backlog as this business was discontinued in the second quarter of 2013.

(2)
Brinderson backlog represents expected unrecognized revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Our Energy and Mining segment contract backlog at September 30, 2013 was $172.5 million, which represented a $20.5 million, or 10.6 percent, decrease compared to June 30, 2013 and a $74.4 million, or 30.1 percent, decrease compared to September 30, 2012. Backlog for United Pipeline Systems declined sequentially and on a year-over-year basis primarily from the near completion of the $65 million project in Morocco awarded in 2012. This project accounted for 12.1 percent of Energy and Mining backlog at September 30, 2012, but only 1.1 percent of Energy and Mining backlog as of September 30, 2013. United Pipeline Systems is also facing a temporary curtailment in capital and maintenance expenditures for the mining sector in South America and oil and gas pipeline infrastructure in Mexico. Corrpro maintained a sizeable backlog as of September 30, 2013, as such, Corrpro's outlook remains strong and it is a source of recurring revenues for Energy and Mining. Backlog for our Bayou operation has been depressed in 2013 because of the timing of pipe coating activity supporting oil and gas offshore projects in the Gulf of Mexico. There are solid signs of a recovery in 2014 from a more active bid table. At the date of acquisition, July 1, 2013, backlog for Brinderson was $201.0 million and increased by 4.1 percent at September 30, 2013.

Contract backlog in our North American Water and Wastewater segment at September 30, 2013 was a record $241.7 million, a $20.6 million, or 9.3 percent, increase from backlog at June 30, 2013 and a $74.4 million, or 44.5 percent, increase from backlog at September 30, 2012. This segment won multiple large projects during the quarter in the Midwest and West regions of the United States. We expect backlog in Canada to remain steady in the coming quarters due to seasonality, while domestic market activity is expected to remain favorable for the remainder of 2013 and into 2014.

Contract backlog in our International Water and Wastewater segment was $43.0 million at September 30, 2013. This represented a decrease of $1.1 million, or 2.5 percent, compared to June 30, 2013 and a decrease of $12.6 million, or 22.7 percent, compared to September 30, 2012. These decreases were primarily due to current year production in Spain, the Netherlands and Malaysia. We have a number of large near-term bidding opportunities in key markets in Asia. We believe our opportunities for profitable growth are significant if we are successful on these bids.

Contract backlog in our Commercial and Structural segment was $48.2 million at September 30, 2013. This represented a decrease of $4.0 million, or 7.7 percent, compared to June 30, 2013 and an increase of $1.5 million, or 3.2 percent, compared to September 30, 2012. Backlog has been slower to develop in North America than we anticipated. However, a growing bid table from investments made to enhance sales growth holds the promise of a recovery over the near term. In Asia, backlog decreased slightly due to current projects, especially large projects in Hong Kong and Singapore, and reflects delays receiving final awards for new projects in other countries in Asia.

Segment Reporting

Energy and Mining

	Quarters Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$168,708	$137,386	$31,322	22.8%
Gross profit	37,118	33,710	3,408	10.1
Gross profit margin	22.0%	24.5%	n/a	(250	)bp
Operating expenses	24,821	19,176	5,645	29.4
Earnout reversal	(2,844)	(6,892)	(4,048)	(58.7)
Acquisition-related expenses	2,267	—	2,267	n/m
Operating income	12,874	21,426	(8,552)	(39.9)
Operating margin	7.6%	15.6%	n/a	(800	)bp
Non-GAAP operating income	15,141	21,426	(6,285)	(29.3)

	Nine Months Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$385,991	$377,610	$8,381	2.2%
Gross profit	87,678	93,466	(5,788)	(6.2)
Gross profit margin	22.7%	24.8%	n/a	(210	)bp
Operating expenses	61,866	57,456	4,410	7.7
Earnout reversal	(2,844)	(6,892)	(4,048)	(58.7)
Acquisition-related expenses	4,175	—	4,175	n/m
Operating income	24,481	42,902	(18,421)	(42.9)
Operating margin	6.3%	11.4%	n/a	(510	)bp
Non-GAAP operating income	28,656	42,902	(14,246)	(33.2)

Third Quarter 2013 versus Third Quarter 2012

Excluding acquisition-related expenses, Energy and Mining operating income decreased $6.3 million to $15.1 million, due principally to a lack of project activity available in the market for our Bayou operations in New Iberia, Louisiana, a decline in market conditions in many of the international markets for United Pipeline Systems, notably the mining sector, and significantly lower operating income from the large phosphate lining project in Morocco as this project nears completion. Offsetting the reported decline in operating income was Brinderson’s contribution of $2.6 million in operating income. In addition, revenues and profits were recognized in the third quarter of 2013 from the start of the Wasit gas field project in Saudi Arabia for our CRTS robotic coating operations, although below our plan because of another delay in the offshore production schedule.

During the third quarters of 2013 and 2012, we reversed $2.8 million and $5.9 million, respectively, of the contractual earnouts related to CRTS. In each year, operating results were below the target amounts in the purchase agreement, mostly due to the Wasit project.

North American Water and Wastewater

	Quarters Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$95,997	$77,818	$18,179	23.4%
Gross profit	21,357	17,183	4,174	24.3
Gross profit margin	22.2%	22.1%	n/a	10	bp
Operating expenses	11,029	10,894	135	1.2
Operating income	10,328	6,289	4,039	64.2
Operating margin	10.8%	8.1%	n/a	270	bp

	Nine Months Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$261,616	$231,647	$29,969	12.9%
Gross profit	55,786	48,850	6,936	14.2
Gross profit margin	21.3%	21.1%	n/a	20	bp
Operating expenses	32,776	32,489	287	0.9
Operating income	23,010	16,361	6,649	40.6
Operating margin	8.8%	7.1%	n/a	170	bp

Third Quarter 2013 versus Third Quarter 2012

Our North American Water and Wastewater segment achieved a $4.0 million, or 64.2 percent, increase in operating income compared to the prior year quarter. The growth came from increased volume across all geographies, especially large diameter footage, which increased 105 percent compared to the prior year. The Canadian region also contributed because of a shift of work from the first half of 2013 where there was an abnormal amount of weather delays into the third quarter of 2013 and recent project awards in Eastern Canada. Operating margins improved 270 basis points from favorable project mix with large diameter work. We also have maintained our bidding discipline and have experienced increased success from our enhanced estimating and project management structure.

International Water and Wastewater

	Quarters Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$26,152	$27,766	$(1,614)	(5.8)%
Gross profit	5,116	2,890	2,226	77.0
Gross profit margin	19.6%	10.4%	n/a	920	bp
Operating expenses	5,373	5,640	(267)	(4.7)
Acquisition-related expenses	—	445	(445)	n/m
Operating loss	(257)	(3,195)	2,938	92.0
Operating margin	(1.0)%	(11.5)%	n/a	1,050	bp
Non-GAAP operating loss	(257)	(2,750)	2,493	90.7

	Nine Months Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$80,064	$80,712	$(648)	(0.8)%
Gross profit	15,424	9,603	5,821	60.6
Gross profit margin	19.3%	11.9%	n/a	740	bp
Operating expenses	16,762	16,700	62	0.4
Acquisition-related expenses	—	445	(445)	n/m
Operating loss	(1,338)	(7,542)	6,204	82.3
Operating margin	(1.7)%	(9.3)%	n/a	760	bp
Non-GAAP operating loss	(1,338)	(7,097)	5,759	81.1

Third Quarter 2013 versus Third Quarter 2012

Excluding acquisition-related expenses, operating income in our International Water and Wastewater improved by $2.5 million, or 90.7 percent, for the third quarter of 2013 compared to the prior year quarter. During the quarter, we reduced losses associated with the legacy projects in Singapore by $1.6 million. We also recognized greater profits from project activity in Australia and Malaysia. Partially offsetting these improvements were project delays from the effects of sustained economic recession impacting activity in France and Switzerland and lower third party tube sales in certain markets in Europe.

Commercial and Structural

	Quarters Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$16,808	$19,897	$(3,089)	(15.5)%
Gross profit	5,820	9,148	(3,328)	(36.4)
Gross profit margin	34.6%	46.0%	n/a	(1,140	)bp
Operating expenses	6,733	6,641	92	1.4
Acquisition-related expenses	—	162	(162)	n/m
Operating income (loss)	(913)	2,345	(3,258)	(138.9)
Operating margin	(5.4)%	11.8%	n/a	(1,720	)bp
Non-GAAP operating income (loss)	(913)	2,507	(3,420)	(136.4)

	Nine Months Ended September 30,		Increase (Decrease)
	2013	2012	$	%
Revenues	$48,070	$55,267	$(7,197)	(13.0)%
Gross profit	17,228	25,803	(8,575)	(33.2)
Gross profit margin	35.8%	46.7%	n/a	(1,090	)bp
Operating expenses	18,708	18,669	39	0.2
Acquisition-related expenses	—	2,149	(2,149)	n/m
Operating income (loss)	(1,480)	4,985	(6,465)	(129.7)
Operating margin	(3.1)%	9.0%	n/a	(1,210	)bp
Non-GAAP operating income (loss)	(1,480)	7,134	(8,614)	(120.7)

Third Quarter 2013 versus Third Quarter 2012

Operating income, excluding acquisition-related expenses, in our Commercial and Structural platform decreased $3.4 million, or 136.4 percent. The North America operations had lower workable backlog, project performance issues, customer driven project delays and fewer higher margin pipeline projects than in the prior year period. In addition, our Asian operations experienced delays on several large projects. Partially offsetting the operating income decline was a large manufacturing material order for our Canadian operations. We are repositioning the North American business to accelerate growth from the challenges experienced so far in 2013. The enhancements to the sales organization are to be completed in the coming months. The bid table has improved over the past few months bolstering expectations for a return to profitability in the fourth quarter and for growth in 2014. Further investments are underway to improve our project management capabilities in order to enhance profitability.

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services to (i) protect against the corrosion of industrial pipelines; (ii) rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services to a broad range of energy related industries. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 27, 2013. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, charges associated with our decision to liquidate Bayou Welding Works and a goodwill write-down associated with the anticipated sale of our shares in Bayou Coatings, LLC. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap®, Fyfe® and Brinderson® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$307,665	$262,867	$775,741	$745,236
Cost of revenues	238,254	199,936	599,625	567,514
Gross profit	69,411	62,931	176,116	177,722
Operating expenses	47,956	42,351	130,112	125,314
Reversal of earnout	(2,844)	(6,892)	(2,844)	(6,892)
Acquisition-related expenses	2,267	607	4,175	2,594
Operating income	22,032	26,865	44,673	56,706
Other income (expense):
Interest expense	(5,454)	(2,481)	(10,033)	(7,591)
Interest income	40	86	158	230
Other	(522)	(237)	6,561	(1,169)
Total other expense	(5,936)	(2,632)	(3,314)	(8,530)
Income before taxes on income	16,096	24,233	41,359	48,176
Taxes on income	3,164	5,064	7,985	11,862
Income before equity in earnings of affiliated companies	12,932	19,169	33,374	36,314
Equity in earnings of affiliated companies	1,691	2,001	3,903	4,389
Income from continuing operations	14,623	21,170	37,277	40,703
Loss from discontinued operations	(558)	(435)	(6,456)	(880)
Net income	14,065	20,735	30,821	39,823
Non-controlling interests	(127)	(1,191)	(959)	(2,057)
Net income attributable to Aegion Corporation	$13,938	$19,544	$29,862	$37,766

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.37	$0.51	$0.94	$0.98
Loss from discontinued operations	(0.01)	(0.01)	(0.17)	(0.02)
Net income	$0.36	$0.50	$0.77	$0.96
Diluted:
Income from continuing operations	$0.37	$0.50	$0.93	$0.97
Loss from discontinued operations	(0.01)	(0.01)	(0.17)	(0.02)
Net income	$0.36	$0.49	$0.76	$0.95

Weighted average shares outstanding - Basic	38,672,441	39,285,484	38,836,276	39,253,373
Weighted average shares outstanding - Diluted	39,071,373	39,605,229	39,228,625	39,559,614

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended September 30, 2013

	Consolidated	Acquisition-Related Expenses	Credit Facility Fees	Total
Affected Line Items:
Operating expenses	$50,223	$(2,267)	$—	$47,956
Operating income	22,032	2,267	—	24,299
Interest expense	(5,454)	—	1,964	(3,490)
Income before taxes on income	16,096	2,267	1,964	20,327
Taxes on income	3,164	902	782	4,848

Income from continuing operations attributable to Aegion Corporation (1)	14,496	1,365	1,182	17,043

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.37	$0.03	$0.03	$0.44

(1) Includes non-controlling interests and equity in earnings of affiliated companies.

For the Quarter Ended September 30, 2012

	Consolidated	Acquisition-Related Expenses	Total
Affected Line Items:
Operating expenses	$42,958	$(607)	$42,351
Operating income	26,865	607	27,472
Income before taxes on income	24,233	607	24,840
Taxes on income	5,064	233	5,297

Income from continuing operations attributable to Aegion Corporation (1)	19,979	374	20,353

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.50	$0.01	$0.51

(1) Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Nine-Month Period Ended September 30, 2013

	Consolidated	Acquisition-Related Expenses	Credit Facility Fees	Joint Venture/Divestiture Activity	Total
Affected Line Items:
Operating expenses	$134,287	$(4,175)	$—	$—	$130,112
Operating income	44,673	4,175	—	—	48,848
Interest expense	(10,033)	—	1,964	—	(8,069)
Other	6,561	—	—	(8,688)	(2,127)
Income before taxes on income	41,359	4,175	1,964	(8,688)	38,810
Taxes on income	7,985	1,662	782	(2,635)	7,794

Income from continuing operations attributable to Aegion Corporation (1)	36,318	2,513	1,182	(6,053)	33,960

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.93	$0.06	$0.03	$(0.15)	$0.87

(1) Includes non-controlling interests and equity in earnings of affiliated companies.

For the Nine-Month Period Ended September 30, 2012

	Consolidated	Acquisition-Related Expenses	Total
Affected Line Items:
Operating expenses	$127,908	$(2,594)	$125,314
Operating income	56,706	2,594	59,300
Income before taxes on income	48,176	2,594	50,770
Taxes on income	11,862	247	12,109

Income from continuing operations attributable to Aegion Corporation (1)	38,646	2,347	40,993

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.97	$0.06	$1.04

(1) Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(in thousands)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Energy and Mining	$168,708	$137,386	$385,991	$377,610
North American Water and Wastewater	95,997	77,818	261,616	231,647
International Water and Wastewater	26,152	27,766	80,064	80,712
Commercial and Structural	16,808	19,897	48,070	55,267
Total revenues	$307,665	$262,867	$775,741	$745,236

Gross profit:
Energy and Mining	$37,118	$33,710	$87,678	$93,466
North American Water and Wastewater	21,357	17,183	55,786	48,850
International Water and Wastewater	5,116	2,890	15,424	9,603
Commercial and Structural	5,820	9,148	17,228	25,803
Total gross profit	$69,411	$62,931	$176,116	$177,722

Operating income (loss):
Energy and Mining	$12,874	$21,426	$24,481	$42,902
North American Water and Wastewater	10,328	6,289	23,010	16,361
International Water and Wastewater	(257)	(3,195)	(1,338)	(7,542)
Commercial and Structural	(913)	2,345	(1,480)	4,985
Total operating income	$22,032	$26,865	$44,673	$56,706

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$126,687	$133,676
Restricted cash	523	382
Receivables, net	238,585	232,854
Retainage	31,392	30,172
Costs and estimated earnings in excess of billings	93,443	67,740
Inventories	61,764	59,123
Prepaid expenses and other current assets	32,724	27,728
Current assets of discontinued operations	12,365	8,986
Total current assets	597,483	560,661
Property, plant & equipment, less accumulated depreciation	187,294	183,163
Other assets
Goodwill	334,416	272,294
Identified intangible assets, less accumulated amortization	212,506	159,629
Investments	10,920	19,181
Deferred income tax assets	7,731	7,989
Other assets	13,241	8,153
Total other assets	578,814	467,246
Non-current assets of discontinued operations	1,242	6,824

Total Assets	$1,364,833	$1,217,894

Liabilities and Equity
Current liabilities
Accounts payable	$85,091	$74,724
Accrued expenses	88,393	79,580
Billings in excess of costs and estimated earnings	24,953	31,552
Current maturities of long-term debt and line of credit	26,879	33,775
Current liabilities of discontinued operations	2,401	4,885
Total current liabilities	227,717	224,516
Long-term debt, less current maturities	366,469	221,848
Deferred income tax liabilities	37,140	39,790
Other non-current liabilities	11,354	15,620
Total liabilities	642,680	501,774

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 38,576,118 and 38,952,561, respectively	386	390
Additional paid-in capital	244,189	257,209
Retained earnings	456,319	426,457
Accumulated other comprehensive income	3,615	15,260
Total stockholders’ equity	704,509	699,316
Non-controlling interests	17,644	16,804
Total equity	722,153	716,120

Total Liabilities and Equity	$1,364,833	$1,217,894

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	For the Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$30,821	$39,823
Loss from discontinued operations	6,456	880
	37,277	40,703
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	29,126	28,743
Gain on sale of fixed assets	(815)	(246)
Equity-based compensation expense	5,090	5,246
Deferred income taxes	(1,523)	(1,800)
Equity in earnings of affiliated companies	(3,903)	(4,389)
Debt issuance costs	1,964	—
Earnout reversal	(2,844)	(6,892)
Gain on sale of interests in German joint venture	(11,771)	—
Loss on foreign currency transactions	1,700	138
Other	(159)	(913)
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(142)	(359)
Return on equity of affiliated companies	4,027	5,002
Receivables net, retainage and costs and estimated earnings in excess of billings	(11,144)	3,760
Inventories	(3,416)	(6,333)
Prepaid expenses and other assets	(5,044)	(2,624)
Accounts payable and accrued expenses	2,932	(3,980)
Other operating	198	1,773
Net cash provided by operating activities of continuing operations	41,553	57,829
Net cash provided by (used in) operating activities of discontinued operations	(10,179)	863
Net cash provided by operating activities	31,374	58,692

Cash flows from investing activities:
Capital expenditures	(20,079)	(33,710)
Proceeds from sale of fixed assets	1,856	3,399
Patent expenditures	(469)	(420)
Sale of interests in German joint venture	18,300	—
Receipt of cash from Hockway sellers due to final net working capital adjustments	—	1,048
Purchase of Brinderson, net of cash acquired	(143,763)	—
Purchase of Fyfe Latin America, net of cash acquired	—	(3,048)
Purchase of Fyfe Asia, net of cash acquired	—	(39,415)
Payment to Fyfe North America sellers for final net working capital adjustments	—	(532)
Net cash used in investing activities of continuing operations	(144,155)	(72,678)
Net cash provided by (used in) investing activities of discontinued operations	774	(1,002)
Net cash used in investing activities	(143,381)	(73,680)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	903	840
Repurchase of common stock	(19,017)	(6,354)
Investments from noncontrolling interests	—	4,939
Payment of earnout related to acquistion of CRTS, Inc.	(2,112)	—
Credit facility financing fees	(5,013)	—
Proceeds on notes payable	1,541	5,608
Principal payments on notes payable	—	(890)
Proceeds from line of credit	—	26,000
Proceeds from long-term debt	385,500	983
Principal payments on long-term debt	(249,125)	(18,750)
Net cash provided by financing activities	112,677	12,376
Effect of exchange rate changes on cash	(7,659)	(2,203)
Net decrease in cash and cash equivalents for the period	(6,989)	(4,815)
Cash and cash equivalents, beginning of period	133,676	106,129
Cash and cash equivalents, end of period	$126,687	$101,314